Exhibit 5.2
Independent Auditors’ Consent
We consent to the incorporation by reference in this amended Registration Statement of Nexen Inc. on Form F-10 of our report dated February 27, 2004 to the shareholder of EnCana (U.K.) Limited on the consolidated balance sheet of EnCana (U.K.) Limited as at December 31, 2003 and the consolidated statements of income, cash flows and shareholder’s equity for the year then ended, and to the reference to us under “Experts” appearing in the Prospectus which is a part of such Registration Statement.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Chartered Accountants
London
September 23, 2005